Exhibit 10.1

FLOWERS FOODS, INC.

DEFERRED SHARES AGREEMENT FOR DIRECTORS

(ANNUAL EQUITY COMPENSATION GRANT)

This AGREEMENT (the “Agreement”) is made as of the 22 day of May, 2025 (the “Date of Grant”), between FLOWERS FOODS, INC., a Georgia corporation (the “Company”) and [DIRECTOR NAME] (the “Grantee”).

1.
Grant of Deferred Shares. Subject to, and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s 2014 Omnibus Equity and Incentive Compensation Plan (amended and restated effective May 25, 2023) (the “Plan”), the Company hereby memorializes a grant to the Grantee as of the Date of Grant of the right to receive 9,350 shares of Common Stock (hereinafter in this Agreement “Deferred Shares”). The Deferred Shares shall be fully paid and nonassessable and shall be represented by a certificate registered in the name of the Grantee and issued at the time of delivery provided below.
2.
Restrictions on Transfer of Deferred Shares. The right to receive Deferred Shares may not be sold, pledged, exchanged or otherwise encumbered or disposed of by the Grantee.
3.
Vesting of Deferred Shares. Grantee’s Deferred Shares will fully vest on the scheduled date of the 2026 annual meeting of shareholders of the Company (the “Normal Vesting Date”) so long as the Grantee remains in continuous service as a Director of the Company (which continuous service shall include any period during which the Grantee is on an approved leave of absence) until the Normal Vesting Date; provided, however, that such Deferred Shares shall fully vest prior to such Normal Vesting Date upon the Grantee’s death or Disability, or a Change in Control. If the Grantee otherwise separates from service as a Director prior to such Normal Vesting Date, the Grantee shall vest pro rata in his/her Deferred Shares based on the ratio of the Grantee’s number of months of service as a Director during the period commencing on the Date of Grant and ending on the date of Grantee’s separation from service as a Director compared to the number twelve (12) where service in any portion of a calendar month is credited as a full month.
4.
Delivery of Deferred Shares. To the extent the Grantee has vested in his/her Deferred Shares, such Deferred Shares shall be delivered to the Grantee (or the Grantee’s designated beneficiary, in the event of death) on or within thirty (30) days following the applicable date described below:
(a)
If the Grantee does not elect pursuant to subsection 4(b) below to defer the delivery of the Deferred Shares to a later a date, the earlier of (i) the date of the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) or (ii) the Normal Vesting Date as defined in Section 3; and
(b)
If the Grantee elects to defer delivery of the Deferred Shares under this subsection 4(b) as specified in the election form signed by the Grantee and the Company (a copy of which is attached to this Agreement), then pursuant to such election, either (i) a date certain or (ii) the date of the Grantee’s “separation from service” (within the meaning of Section 409A of the Code). With respect to (i) only, the applicable date must be later than the Normal Vesting Date as defined in Section 3;

provided, however, that in the case where delivery is to be made within thirty (30) days following separation from service and where on the date of separation from service the Grantee is a “specified employee” (within the meaning of Section 409A of the Code), such delivery shall be delayed in any event until the earlier of (i) the first business day of the seventh month following the date of the Grantee’s “separation from service” (within the meaning of Section 409A of the Code), or (ii) the Grantee’s death.

5.
Forfeiture. If the Grantee’s separation from service as a Director of the Company (other than as a result of death, Disability or a Change in Control) occurs prior to the Normal Vesting Date as defined in Section 3, the Grantee will forfeit those Deferred Shares that are not then vested pursuant to Section 3.
6.
Dividend, Voting and Other Rights. Until delivery of the Deferred Shares to the Grantee pursuant to Section 4, (a) the Grantee shall have none of the rights of a shareholder of the Company with respect to such Deferred Shares and (b) a notional cash account for the Grantee shall be credited with an amount equal to any cash dividends paid with respect to the number of Deferred Shares. Such cash dividends shall be deemed invested and reinvested in Company stock in a manner determined by the Company and consistent with the terms of the Plan. In all other respects, the cash dividend value shall be subject to the same restrictions as the Deferred Shares and will be distributed upon the issuance or delivery of the Deferred Shares. For the avoidance of doubt, where deemed investment in Company stock under this Section 6 results in fractional shares, the fractional amount shall be deferred as a notional cash balance, will not earn interest and will be paid at the same time described in the preceding sentence.
7.
Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or delivery of the Deferred Shares or shares of Common Stock or other securities or cash pursuant to this Agreement, the Grantee shall pay the tax in cash or make provisions that are satisfactory to the Company for the payment thereof.
8.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Deferred Shares or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
9.
Adjustments. The Committee will make such adjustments in the number and kind of shares of stock or other securities covered by this Agreement as provided for in Section 11 of the Plan.
10.
Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees, officers or Directors of the Company, unless and to the extent specifically required by the terms of said plan.

11.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially and adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent, except that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code of Section 10D of the Exchange Act.
12.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
13.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. Throughout this Agreement, the use of the masculine pronoun shall be deemed to include the feminine pronoun, and the singular shall be deemed to include the plural and the plural to include the singular, as appropriate.
14.
Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia.
15.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee. In any case, the Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
16.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Deferred Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17.
Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

18.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
19.
Data Protection. By signing below, the Grantee consents that the Company may process the Grantee’s personal data, including name, Social Security number, address and number of Deferred Shares (“Data”) exclusively for the purpose of performing this Agreement, in particular in connection with the Deferred Shares awarded to the Grantee. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.

[Signatures appear on following pages]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

FLOWERS FOODS, INC.

By:
R. Steve Kinsey

The undersigned Grantee hereby (i) acknowledges receipt of an executed original of this Agreement and (ii) accepts the right to receive the shares of Common Stock or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

[DIRECTOR NAME]

Date: